Exhibit 99.1

Ritter Pharmaceuticals, Inc.’s Board Approves 1-for-10 Reverse Stock Split

Los Angeles, California, March 1, 2018 – Ritter Pharmaceuticals, Inc. (NASDAQ: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a leading developer of novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases with an initial focus on establishing the first FDA-approved treatment for lactose intolerance, today announced that its Board of Directors (the “Board”) has set a ratio of 1-for-10 for its previously approved reverse stock split of its common stock, and an anticipated effective date for the reverse stock split of on or before March 23, 2018. The reverse stock split was approved by the Company’s stockholders at its special meeting of stockholders on December 20, 2017, where the Company’s stockholders granted to the Board the authority to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the outstanding shares of the Company’s common stock, at a ratio of 1-for-8 to 1-for-15, as determined by the Board.

No fractional shares will be issued as a result of the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive a cash payment in lieu of such fractional share. Corporate Stock Transfer, Inc. will act as exchange agent for the reverse stock split.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. Its lead product, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects millions worldwide. The Company is further exploring the functionality and discovering the therapeutic potential gut microbiome changes may have on treating/preventing a variety of conditions including: gastrointestinal diseases, immuno-oncology, metabolic, and liver disease.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated effective date for the reverse stock split. Management believes that these forward-looking statements are reasonable as and when made. However, such statements involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of certain risks and uncertainties affecting Ritter Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2016 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2017 and June 30, 2017. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Ritter Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contact

Jeffrey S. Benjamin

310-203-1000

jeffrey@ritterpharma.com